United States
                       Securities and Exchange Commission
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     Form 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-21078

                             UNION BANKSHARES, LTD.

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             (Exact name of registrant as specified in its charter)

                         1825 Lawrence Street, Suite 444
                             Denver, Colorado 80202
                                 (303) 298-5352

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.001 Per Share

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            (Title of each class of securities covered by this Form)

 Union Bankshares Capital Trust I 9% Cumulative Trust Preferred Securities and the Guarantee of Union Bankshares, Ltd. with respect thereto

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  (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4 (a) (1) (i)  [x]    Rule 12h-3 (b) (1) (i)  [ ]
               Rule 12g-4 (a) (1) (ii) [ ]    Rule 12h-3 (b) (1) (ii) [ ]
               Rule 12g-4 (a) (2) (i)  [ ]    Rule 12h-3 (b) (2) (i)  [ ]
               Rule 12g-4 (a) (2) (ii) [ ]    Rule 12h-3 (b) (2) (ii) [ ]
                                              Rule 15d-6              [ ]

Approximate number of holders of record as of the certification of notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Union Bankshares, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 23, 2002                       UNION BANKSHARES, LTD.

                                               By: /s/ Daniel R. Stolzer
                                                   -----------------------------
                                               Name:  Daniel R. Stolzer
                                               Title: Secretary